AMENDED AND RESTATED

CERTIFICATE OF DESIGNATION, PREFERENCES

AND OTHER RIGHTS OF THE

CLASS C CONVERTIBLE PREFERRED STOCK OF

BLOCKCHAIN HOLDINGS CAPITAL VENTURES, INC.

Pursuant to Sections 151 the General Corporation Law of the State of Delaware, the undersigned Chief Executive Officer of Blockchain Holdings Capital Ventures, Inc., a Delaware corporation (the “Company”), does hereby make this Amended and Restated Certificate of Designation of the Class C Convertible Preferred Stock (the “Certificate of Designation”) and does hereby certify that:

FIRST: The Certificate of Amendment to the Certificate of Incorporation of the Company confers upon the Board of Directors of the Company (the “Board of Directors”) the authority to provide for the issuance of shares of preferred stock in classes and to establish the number of shares to be included in each such class and to fix the powers, designations, preferences and rights of the shares of each such class.

SECOND: By unanimous written consent of the Board of Directors of the Company dated September 14, 2018, the Board of Directors, pursuant to a resolution, designated the Class C Convertible Preferred Stock and set forth that the powers, preferences and rights of the shares of such series, and the qualifications, limitations and restrictions thereof would be as provided in the Certificate of Designation, Preferences and Other Rights of the Class C Convertible Preferred Stock of the Company as filed with the Secretary of State of the State of Delaware on September 17, 2018.

THIRD: Seven million shares of Class C Convertible Preferred Stock have been issued and are outstanding as of the date hereof.

FOURTH: By unanimous written consent of the Board of Directors of the Corporation dated April 3, 2019, the Board of Directors determined, upon approval of the holders of the Class C Convertible Preferred Stock, to amend and restate the Certificate of Designation, Preferences and Other Rights of the Class C Convertible Preferred Stock of the Company and provided that the powers, preferences and rights of the shares of such series, and the qualifications, limitations and restrictions thereof, be amended and restated in their entirety as set forth below.

FIFTTH: By unanimous written consent of the holders of the Class C Convertible Preferred Stock dated April 3, 2019, the holders of the Class C Convertible Preferred Stock determined, to approve the amendment and restatement of the Certificate of Designation, Preferences and Other Rights of the Class C Convertible Preferred Stock of the Company as approved by the Board of Directors and to allow for the powers, preferences and rights of the shares of such series, and the qualifications, limitations and restrictions thereof to be amended and restated in their entirety as follows:

1.	General.

A.            Designation and Number. Ten million (10,000,000) shares of the preferred stock, par value $.001 of the Company are hereby designated as “Class C Convertible Preferred Stock” (“Preferred Stock”).

B.             Ranking. The Preferred Stock shall, with respect to payment of dividends, redemption payments and rights upon liquidation, dissolution or winding-up of the affairs of the Company, rank:

i.            Senior and prior to the common stock, par value $0.0001 of the Company (“Common Stock”) and any additional series of preferred stock which may in the future be issued by the Company and are designated in the amendment to the Certificate of Incorporation or the certificate of designation establishing such additional preferred stock as ranking junior to the Preferred Shares. Any shares of the Company’s capital stock which are junior to the Preferred Shares with respect to the payment of dividends are hereinafter referred to as “Junior Dividend Shares” and any shares which are junior to the Preferred Shares with respect to redemption, payment and rights upon liquidation, dissolution or winding-up of the affairs of the Company are hereinafter referred to as “Junior Liquidation Shares”.

ii.            Pari passu with any additional series of preferred stock which may in the future be issued by the Company and are designated in the amendment to the Certificate of Incorporation or the certificate of designation establishing such additional preferred stock as ranking equal to the Preferred Shares or which do not state they are Junior Dividend Shares or Senior Dividend Shares (as defined below). Any shares of the Company’s capital stock which are equal to the Preferred Shares with respect to the payment of dividends are hereinafter referred to as “Parity Dividend Shares” and any shares which are equal to the Preferred Shares with respect to redemption, payment and rights upon liquidation, dissolution or winding-up of the affairs of the Company are hereinafter referred to as “Parity Liquidation Shares”.

iii.            Junior to any additional series of preferred stock which may in the future be issued by the Company and are designated in the amendment to the Certificate of Incorporation or the certificate of designation establishing such additional preferred stock as ranking senior to the Preferred Shares. Any shares of the Company’s capital stock which are senior to the Preferred Shares with respect to the payment of dividends are hereinafter referred to as “Senior Dividend Shares” and any shares which are senior to the Preferred Shares with respect to redemption, payment and rights upon liquidation, dissolution or winding-up of the affairs of the Company are hereinafter referred to as “Senior Liquidation Shares”.

2.             Dividends. If, and when, the Board of Directors of the Company declares a dividend on the Common Stock, the holders of the Preferred Stock of the Company shall be entitled to receive the same dividend as the holders of the Common Stock. The dividend to be paid to the holders of the Preferred Stock shall be paid pro rata per share on a fully converted basis.

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3.	Rights on Liquidation, Dissolution or Winding Up.

A.            In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of shares of Preferred Stock then outstanding shall be entitled, on a pro rata basis, to be paid out of the assets of the Company available for distribution to its shareholders, whether from capital, surplus or earnings, $.01 per share of Preferred Stock plus an amount equal to the sum of all accumulated and unpaid dividends through the date fixed for the payment of the distribution on the shares of Preferred Stock, after any payment being made to the holders of shares of Senior Liquidation Shares, including the Class A Preferred Super Majority Voting Stock of the Company and prior to any payment being made to the holders of shares of Junior Liquidation Shares.

B.            If, upon any liquidation, dissolution or winding up of the Company, the assets of the Company available for distribution to its shareholders shall be insufficient to pay the holders of shares of Preferred Stock the full amounts to which they respectively shall be entitled, the holders of shares of Preferred Stock shall share ratably in any distribution of assets in proportion to their respective ownership of Preferred Stock.

C.            In the event of any liquidation, dissolution or winding up of the Company, after payment shall have been made to the holders of shares of Preferred Stock of the full amount to which they shall be entitled as aforesaid, the holders of shares of Junior Liquidation Shares, to the exclusion of the holders of shares of Preferred Stock, shall be entitled to share on a pro rata basis, according to their respective rights and preferences, in all remaining assets of the Company available for distribution to its shareholders.

D.            The consolidation or merger of the Company with one or more other entity, or the sale or transfer by the Company of all or substantially all of its assets shall not be deemed to be a liquidation, dissolution or winding up of the Company.

4.	Voting.

A.            Except as otherwise set forth in Paragraph “B” of this Article “4” of this Certificate of Designation or as required by law, the holders of shares of Preferred Stock shall not have the right to vote upon matters submitted to the shareholders of the Company or to receive notice of any meeting of the shareholders of the Company.

B.            The Company shall not, without the affirmative vote or consent of the holders of shares of Preferred Stock representing a majority of the shares of Preferred Stock then outstanding, acting as a separate class:

i.            in any manner authorize or create any Parity Dividend Shares, Parity Liquidation Shares, Senior Dividend Shares or Senior Liquidation Shares;

ii.            in any manner alter or change the designations, powers, preferences or rights or the qualifications, limitations or restrictions of the Preferred Stock;

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iii.            authorize the issuance of any other preferred stock with terms which are more advantageous than those set forth herein;

iv.            agree to any provision in any agreement which would otherwise impose any restriction upon the Company’s ability to honor the exercise of any rights of the holders of the Preferred Stock; or

v.            agree or otherwise commit to take any of the actions set forth above; provided however, that except as otherwise provided by law, any such vote or consent as set forth in this Paragraph “B” of this Article “4” of this Certificate of Designation shall be sufficient authorization, by the holders of the Preferred Stock, for any such action, and when such action is effected upon such vote or consent, holders of shares of Preferred Stock dissenting from such action shall not have any rights other than the same rights as all holders of the Preferred Stock, including, but not limited to, the right to payment for their shares by reason of this provision.

5.	Conversion.

A.            Each share of Preferred Stock shall be convertible into five (5) shares of Common Stock.

B.            Each holder of Preferred Stock shall have the right to convert his, her or its shares of Preferred Stock into fully paid, validly issued and non-assessable shares of Common Stock at any time, commencing thirty-six (36) months after the date such shares of Preferred Stock were originally issued by the Company to a holder (the “Issuance Date”).

C.            Subject to, and in compliance with the provisions of this Article “5”, if the holder of Preferred Stock has not previously converted his, her of its shares of Preferred Stocks, such shares of Preferred Stock shall without any action on the part of the holder thereof or the Company, be automatically converted into validly issued and non-assessable shares of Common Stock, upon:

i.            the date of the closing of a public offering of the Company’s securities;

ii.            registration of the shares of Common Stock issuable upon conversion of the Preferred Stock;

iii.          any consolidation, merger or other combination of the Company with or into another corporation; or

iv.          the sale or conveyance to another corporation of all of substantially all of the Company’s assets.

D.            Upon the conversion, all rights of the holders of the Preferred Stock including, but not limited to, any rights to future dividends shall cease and the person or persons in whose name or names the certificate or certificates for the Preferred Stock are held shall be treated for all purposes as having become record owners of the Common Stock of the Company at that time.

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E.            At the time of conversion, the Company shall pay to the holder of record of any share or shares of Preferred Stock surrendered for conversion any accrued and unpaid cumulative dividends on the shares being converted.

F.            The issuance of certificates for shares of Common Stock upon the conversion of the Preferred Stock shall be made without charge for any tax with respect to the issuance. However, if any certificate is to be issued in a name or names other than the name or names of the holder of record of the Preferred Stock converted, the person or persons requesting the issuance shall pay to the Company the amount of any tax that may be payable in connection with any transfer involved in the issuance, or shall establish to the satisfaction of the Company that the tax has been paid or is not due and payable.

G.            The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Preferred Stock, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all of the then outstanding shares of Preferred Stock, the Company shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

H.            The Company shall not be required to issue fractional shares of Common Stock upon the conversion of the Preferred Stock. The number of full shares of Common Stock which shall be issued upon the conversion of the Preferred Stock shall be computed upon the basis of the aggregate number of shares of Preferred Stock. If any interest in a fractional share of Common Stock would otherwise be deliverable upon conversion of the Preferred Stock, such fractional share shall be rounded up to the nearest whole share if equal to or greater than one-half (½) of a share. Such fractional share shall be rounded down to the nearest whole share if less than one-half (½) of a share.

I.            Upon conversion of all of the share of Preferred Stock, such shares shall be considered retired and shall have the status of authorized but unissued preferred stock of the Company which can be subdivided into various Classes or Series with Rights, Privileges and Preferences to be hereafter determined and designated by the Board of Directors, by filing a Certificate of Designation for each separate Class or Series.

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6.	Capital Changes.

A.            If the Company takes any action to increase or decrease the number of outstanding shares of Common Stock (a “Capital Change”), then the number of shares of Common Stock issuable upon the conversion of the Preferred Stock shall be proportionately increased or decreased, as the case may be, so that, upon conversion into Common Stock, the percentage interest of any holder of shares of Preferred Stock shall not be modified from what his, her or its then current percentage interest in the Company would have been if the Preferred Stock had been converted into Common Stock immediately prior to any such Capital Change, effective in either case at the close of business on the date that the Capital Change becomes effective. Notwithstanding the foregoing, any transaction in which securities of the Company are, pursuant to the approval by the Board of Directors, issued for reasonable and fair consideration which is received by the Company after the date of the filing of this Certificate of Designation, shall be excluded from any adjustment pursuant to this Paragraph “A” of this Article “6” of this Certificate of Designation. Any Capital Change shall include, but shall not be limited to, any of the events which are set forth below:

i.            a merger, reorganization or consolidation of the Company with or into another entity or entities, whether or not the Company is the surviving entity;

ii.            the issuance of any newly authorized shares of the Common Stock of the Company;

iii.            a recapitalization of the outstanding shares of the Common Stock of the Company, which has the effect of changing the percentage of shares of Common Stock which shall be received by holders of shares of Preferred Stock upon conversion in relation to the total number of outstanding shares of the Common Stock of the Company;

iv.            stock split; and

v.            if at any time or from time to time it shall appear to the Board of Directors that conditions may arise by reason of any action proposed to be taken by the Company, which conditions, in the opinion of the Board of Directors, are not adequately provided for by any of the other provisions hereof and which would affect the conversion rights of the holders of the Preferred Stock, the conversion ratio then in effect shall be adjusted in such manner as the Board of Directors, in its sole discretion, may determine to be equitable under the circumstances.

Notwithstanding what is set forth above in this Paragraph “A” of this Article “6” of this Certificate of Designation to the contrary, the terms of this Paragraph “A” of this Article “6” of this Certificate of Designation shall not apply with respect to the one (1) for one hundred (100) reverse stock split undertaken by the Company which became effective on December 27, 2018 and such reverse split shall not be considered a Capital Change.

B.            Upon the occurrence of any of the Capital Changes which are described in Paragraph “A” of this Article “6” of this Certificate of Designation, or any other event which might result in an adjustment to the number of shares of Common Stock issuable upon the conversion of the Preferred Stock (any of such Capital Changes is hereinafter referred to as an “Adjustment Event”), then, in any such event, the Company shall immediately take whatever measures are necessary, including, but not limited to, the issuance of additional shares of Common Stock of the Company or a surviving entity as the case may be, to ensure that the percentage interest in the Company of the holders of shares of Preferred Stock is not modified from the percentage of stock which the holders would own, had no Adjustment Event occurred. Any adjustment which is required pursuant to this Paragraph “B” of this Article “6” of this Certificate of Designation shall be deemed effective retroactive to the date of the Adjustment Event. These adjustments shall be made successively if more than one Adjustment Event occurs. The provisions of this Article “6” of this Certificate of Designation shall be applicable to any Adjustment Event which occurs commencing upon the filing date of this Certificate of Designation.

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C.            No adjustment shall be made pursuant to this Article “6” of this Certificate of Designation by reason of the issuance of any additional shares upon the exercise of options heretofore granted.

7.             Redemption. The Company shall have the right to redeem, in its sole and absolute discretion, at any time after five (5) years after the Issuance Date, all or any portion of the shares of Preferred Stock at a price of five dollars ($5.00) per share.

8.	Registration.

A.            If the Company proposes to register any of its Common Stock (other than pursuant to a registration on Form S-8 or any successor form), it will give prompt written notice to the holder of Preferred Stock of its intention to effect such registration (the “Registration”). Within ten (10) business days after receiving such written notice of Registration, the holders of shares of Preferred Stock representing a majority of the shares of Preferred Stock then outstanding may make a written request that the Company include in the proposed Registration all of the Common Stock issuable upon conversion of the Preferred Stock (the “Registerable Securities”).

B.            The Company will use its commercially reasonable efforts to include in any Registration all Registrable Securities.

C.            The Company shall not be obligated pursuant to this Article “8” to effect a Registration of the Registrable Securities if the Company discontinues the related Registration at any time prior to the effective date of any Registration Statement filed in connection therewith.

IN WITNESS WHEREOF, Blockchain Holdings Capital Ventures, Inc. has caused this Amended and Restated Certificate of Designation to be duly executed in its corporate name on this 4th day of April, 2019.

Blockchain Holdings Capital Ventures, Inc.

By:	/s/ Delray Wannemacher, CEO
Delray Wannemacher, CEO

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